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Exhibit 99.1

BLUE PUMPKIN SOFTWARE, INC.

AND SUBSIDIARIES

Independent Auditors' Report

The Board of Directors
Blue Pumpkin Software, Inc.:

        We have audited the accompanying consolidated balance sheet of Blue Pumpkin Software, Inc. and subsidiaries as of May 31, 2003, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the year ended May 31, 2003, the five month period ended May 31, 2002, and the year ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Blue Pumpkin Software, Inc. and subsidiaries as of May 31, 2003 and the results of their operations and their cash flows for the year ended May 31, 2003, the five month period ended May 31, 2002 and the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for goodwill in 2002.

/s/ KPMG LLP
Atlanta, Georgia April 8, 2005

Report of Independent Public Accountants

The Board of Directors
Blue Pumpkin Software, Inc.:

        We have audited the accompanying consolidated balance sheet of Blue Pumpkin Software, Inc. and Subsidiaries (the "Company") as of May 31, 2004, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audit in accordance with the auditing standards generally accepted in the United States of America as established by the Auditing Standards Board of the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

        In our opinion, the 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Blue Pumpkin Software, Inc. and Subsidiaries as of May 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Grant Thornton LLP San Jose, California

October 1, 2004 (Except for the third paragraph of footnote 8 as to which the date is April 8, 2005)

BLUE PUMPKIN SOFTWARE, INC.
AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share amounts)

	May 31, 2004	May 31, 2003
ASSETS
Current assets:
Cash	$8,227	$9,053
Accounts receivable less allowance for doubtful accounts of $92 and $638 as of May 31, 2004, and May 31, 2003, respectively.	9,166	8,256
Inventory	89	269
Prepaid expenses and other current assets	1,394	1,380
Deferred tax asset	1,383	—

Total current assets	20,259	18,958
Property and equipment, net	860	1,211
Goodwill	6,069	6,069
Other assets	93	160

Total assets	$27,281	$26,398

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$916	$1,329
Accrued liabilities	1,623	3,401
Accrued payroll costs	1,827	1,136
Deferred revenue	7,799	9,593
Warrants issuable	—	71
Line of credit	2,075	—
Current portion of term loan	—	5,000

Total current liabilities	14,240	20,530
Term loan	4,000	—
Deferred revenue, net of current portion	1,744	1,698

Total liabilities	19,984	22,228
Commitments and contingencies
Redeemable convertible preferred stock, no par value
Authorized 19,462,791 shares as of May 31, 2004 and May 31, 2003; issued and outstanding 18,774,700 as of May 31, 2004 and May 31, 2003; liquidation preference of $108,578 as of May 31, 2004 and May 31, 2003	90,996	85,477
Shareholders' equity (deficit):
Preferred stock, no par value; Authorized 3,100,000 shares; issued and outstanding 3,099,856 as of May 31, 2004 and May 31, 2003 liquidation preference of $2,200 as of May 31, 2004 and May 31, 2003	2,223	2,223
Common stock, no par value; Authorized 62,500,000 shares; issued and outstanding 10,516,449 and 10,019,876 shares as of May 31, 2004 and May 31, 2003, respectively.
Deferred employee stock-based compensation	(57)	(114)
Accumulated deficit	(85,865)	(83,416)

Total shareholders' equity (deficit)	(83,699)	(81,307)

Total liabilities and shareholders' equity (deficit)	$27,281	$26,398

See accompanying notes to consolidated financial statements

BLUE PUMPKIN SOFTWARE, INC.
AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands)

	Year ended May 31, 2004	Year ended May 31, 2003	Five months ended May 31, 2002	Year ended Dec 31, 2001
Revenues:
License fees	$13,725	$11,371	$3,673	$19,310
Services	19,351	19,664	7,092	19,236

Total revenues	33,076	31,035	10,765	38,546

Cost of revenues:
License fees	788	648	244	617
Services	6,284	7,837	3,102	10,855

Total cost of revenues	7,072	8,485	3,346	11,472

Gross profit	26,004	22,550	7,419	27,074

Operating expenses:
Research and development	6,337	6,326	4,120	10,681
Sales, general and administrative	17,616	29,156	15,708	34,146
Amortization of goodwill	—	—	—	2,336

Total operating expenses	23,953	35,482	19,828	47,163

Income (loss) from operations	2,051	(12,932)	(12,409)	(20,089)
Interest income	16	43	87	381
Interest expense	(407)	(438)	(39)	(50)

Income (loss) before income taxes	1,660	(13,327)	(12,361)	(19,758)
Income tax (benefit) expense	(1,358)	52	11	129

Net income (loss)	$3,018	$(13,379)	$(12,372)	$(19,887)

See accompanying notes to consolidated financial statements

BLUE PUMPKIN SOFTWARE, INC.
AND SUBSIDIARIES

Consolidated Statements of Shareholders' Equity (Deficit)

(in thousands, except share amounts)

	Preferred stock		Common Stock
					Deferred Stock-based Compensation	Accumulated Deficit	Total Shareholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
Balances as of December 31, 2000	3,099,856	$2,223	9,513,660	$5,198	$(749)	$(35,160)	$(28,488)
Accretion of Series G convertible preferred stock to redemption amount				(1,380)		—	(1,380)
Issuance of common stock for cash under stock option plans			350,280	87			87
Nonemployee stock-based compensation			45,381	278			278
Employee stock-based compensation related to variable awards				(370)			(370)
Amortization of deferred employee stock-based compensation					409		409
Net loss						(19,887)	(19,887)

Balances as of December 31, 2001	3,099,856	2,223	9,909,321	3,813	(340)	(55,047)	(49,351)
Accretion of Series G convertible preferred stock to redemption amount				(2,067)		—	(2,067)
Nonemployee stock-based compensation			10,000	57			57
Issuance of common stock for cash under stock option plans			48,593	18			18
Amortization of deferred employee stock-based compensation					100		100
Net loss						(12,372)	(12,372)

Balances as of May 31, 2002	3,099,856	2,223	9,967,914	1,821	(240)	(67,419)	(63,615)
Accretion of Series G convertible preferred stock to redemption amount				(2,003)		(2,618)	(4,621)
Issuance of warrants				34			34
Issuance of common stock for cash under stock option plans			51,962	46			46
Employee stock-based compensation related to stock option modification				102			102
Amortization of deferred employee stock-based compensation					126		126
Net loss						(13,379)	(13,379)

Balances as of May 31, 2003	3,099,856	2,223	10,019,876	—	(114)	(83,416)	(81,307)
Accretion of Series G convertible preferred stock to redemption amount				(52)		(5,467)	(5,519)
Issuance of warrants				15			15
Issuance of common stock for cash under stock option plans			130,514	22			22
Employee stock-based compensation related to issuance of restricted stock			366,059	15			15
Amortization of deferred employee stock-based compensation					57		57
Net income						3,018	3,018

Balances as of May 31, 2004	3,099,856	$2,223	10,516,449	$—	$(57)	$(85,865)	$(83,699)

See accompanying notes to consolidated financial statements

BLUE PUMPKIN SOFTWARE, INC.
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year ended May 31, 2004	Year ended May 31, 2003	Five months ended May 31, 2002	Year ended December 31, 2001
Cash flows from operating activities:
Net income (loss)	$3,018	$(13,379)	$(12,372)	$(19,887)
Adjustments to reconcile net loss to net cash used in operating activities:
(Recovery) of provision for allowance for doubtful accounts receivable, net	(99)	(1,963)	381	1,993
Depreciation and amortization	753	1,206	662	1,378
Amortization of goodwill and other intangibles	—	—	—	2,336
Amortization of deferred compensation	57	126	100	409
Change of valuation of deferred tax asset	(1,383)	—	—	—
Stock compensation expense	15	102	57	(92)
Common stock warrants issuable for services	—	34	—	—
Amortization of discount on loan	—	123	10	—
Changes in operating assets and liabilities:
Accounts receivable	(811)	1,596	3,880	(6,774)
Prepaid expenses and other assets	233	(181)	(330)	(17)
Accounts payable	(413)	206	(332)	(81)
Accrued liabilities	(1,849)	1,219	(671)	1,341
Accrued payroll costs	691	(725)	(451)	(491)
Deferred revenue	(1,748)	4,494	352	1,519

Net cash used in operating activities	(1,536)	(7,142)	(8,714)	(18,366)

Cash flows used in investing activities:
Purchase of property and equipment	(402)	(349)	(531)	(918)
Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock, net of issuance costs	—	—	9,214	18,096
Proceeds from issuance of common stock	37	46	18	87
Proceeds from new term loan, net of repayments	4,000	—	—	—
Proceeds from (repayment of) term loan	(5,000)	—	5,000	—
Proceeds from line of credit	2,075	—	—	3,000
Repayment of line of credit	—	—	—	(3,000)

Net cash provided by financing activities	1,112	46	14,232	18,183

Net (decrease) increase in cash and cash equivalents	(826)	(7,444)	4,987	(1,101)
Cash and cash equivalents at beginning of period	9,053	16,498	11,511	12,612

Cash and cash equivalents at end of period	$8,227	$9,053	$16,498	$11,511

Supplemental disclosures of cash flow information:
Cash paid during period
Interest	$356	$371	$18	$50
Income taxes	26	63	—	129
Noncash financing and investing activities:
Accretion of Series G convertible preferred stock to redemption amount	5,519	4,621	2,067	1,380
Purchase of assets for common stock warrants issuable	—	37	—	—
Debt issuance cost in connection with preferred stock warrants	—	—	133	—
Disposition of Subsidiaries
Retirement of Assets	2,752	—	—	—
Retirement of Liabilities	2,167	—	—	—

See accompanying notes to consolidated financial statements

BLUE PUMPKIN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF BUSINESS

        Blue Pumpkin Software, Inc. and its subsidiaries ("Company") is a leading provider of enterprise workforce optimization services and applications that enable businesses to make the most of their most critical and expensive resource: their people. The Company's solutions help businesses meet their goals by optimizing and aligning all the underlying workforce-related processes, including strategic resource planning, hiring, training, performance management, budgeting, scheduling, and forecasting.

NOTE 2—CHANGE OF FISCAL YEAR-END

        During the period ended May 31, 2002, the Company changed its fiscal year-end from December 31, 2001 to May 31.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries (Coleman Consulting Group Inc. ("CCG"), Blue Pumpkin Software (UK) Ltd., Blue Pumpkin Software (GmbH), Blue Pumpkin Software (Israel) Ltd., and Blue Pumpkin Software (KK Limited). All significant intercompany balances and transactions have been eliminated in consolidation.

        The Company disposed of its controlling interest in the following subsidiaries: Blue Pumpkin Software (UK) Ltd. on June 1, 2003 and Blue Pumpkin Software (KK Limited) on February 29, 2004.

        As a result of the disposal of their controlling interest in Blue Pumpkin Software (UK) Ltd., and Blue Pumpkin Software (KK Limited) during 2004, the company no longer consolidates the results of operations for these two entities.

  Use of Estimates

        The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include judgments related to revenue recognition; the valuation of intangibles, goodwill, accounts receivable, and deferred income tax assets; and accounting for income taxes. Actual results could differ from those estimates.

  Certain Risks and Uncertainties

        The Company's products and services are concentrated in the software industry, which is characterized by rapid technological advances and changes in customer requirements. The success of the Company depends on management's ability to anticipate or to respond quickly and adequately to technological developments in its industry and changes in customer requirements. Any significant delays in the development or introduction of products or services could have a material adverse effect on the Company's business and operating results.

  Cash and Cash Equivalents

        Cash and cash equivalents consist of cash on deposit, money market accounts. We consider all highly liquid investments with original maturities of three months or less to be cash equivalents. All of the company's cash equivalents are classified as available-for-sale. Accordingly, in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in

Debt and Equity Securities", cash equivalents are reported at fair value, with unrealized gains and losses included in shareholders' equity (deficit) as a component of accumulated other comprehensive income, net of tax, if any.

        Of the $8,227,000 in cash and cash equivalents at May 31, 2004, the Company is holding $4 million with its primary financial institution to collateralize its term loan and line of credit.

  Concentration of Credit Risk

        The majority of the Company's cash and cash equivalents are deposited with three major financial institutions in the United States. Deposits in these institutions have exceeded the amount of insurance provided on such deposits by the Federal Deposit Insurance Corporation.

        Most of the Company's customers are located in North America, principally the United States, as well as in Europe and Asia. No single customer accounted for more than 10% of the Company's sales during the years ended May 31, 2004, May 31, 2003, the five months ended May 31, 2002 or the year ended December 31, 2001. As of May 31, 2004 and May 31, 2003 the Company had one customer with an accounts receivable balance of 19% and 22% of aggregate accounts receivable, respectively. The Company performs ongoing credit evaluations of its customers and does not require collateral from its customers.

  Fair Value of Financial Instruments

        The carrying values of cash and cash equivalents, trade accounts receivable, and trade accounts payable approximate fair value because of their short maturities.

  Revenue Recognition

        The Company derives revenues principally from the sale of software product licenses and from maintenance and professional services.

        The Company recognizes product license revenues in accordance with the provisions of American Institute of Certified Public Accounts (AICPA) Statement of Position (SOP) 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." The Company recognizes product license revenues when all of the following conditions are met:

  •
  Persuasive evidence of a non-cancelable agreement exists

  •
  The product has been delivered to the customer

  •
  The amount of fees to be paid by the customer is fixed or determinable

  •
  Collection of the fee is probable

        For contracts with multiple elements (e.g., license, maintenance, implementation, and other services), revenue is allocated to each element of the contract based on vendor specific objective evidence (VSOE) of its fair value, which is the price charged when the elements are sold separately. The Company uses the residual method to allocate revenue to the license portion of multiple-element transactions.

        Customers who purchase the Company's software products may purchase professional services from the Company. Professional services, which are sold either in conjunction with a multiple-element arrangement or separately, include implementation and integration of software products, training, and consulting. The Company's professional services generally are not essential to the functionality of the software. The Company's software products are fully functional upon delivery and implementation and generally do not require any significant modification or alteration. Customers typically purchase professional services to facilitate the adoption of the Company's technology and dedicate personnel to participate in the services being performed, but they may also use their own resources or appoint other professional service organizations to provide these services. Software products are billed separately and independently from professional services, which are generally billed on a time-and-materials or milestone-achieved basis.

        Customers purchasing maintenance agreements in connection with license transactions receive unspecified upgrades and technical support. The Company recognizes maintenance revenue ratably over the period of the maintenance contract, generally one year.

  Allowance for Doubtful Accounts

        The Company specifically analyzes accounts receivable and historical bad debt experience, customer creditworthiness, current economic trends, and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts.

  Inventory

        Inventory consists of purchased finished goods that can be sold together with the Company's products and services at the customer's option. Inventory amounts are stated at the lower of cost or market value.

  Software Capitalization

        The Company capitalizes costs related to internally developed software for which technological feasibility has been established but which has not been released. To date, due to the short period between establishment of technological feasibility and general release, internal software development costs have been insignificant and, thus, have been expensed as incurred.

  Foreign Currency Translation

        The Company has foreign subsidiaries that have the U.S. dollar as their functional currency. Monetary assets and liabilities denominated in the foreign currency are translated at exchange rates in effect at the balance sheet date and other assets and liabilities are translated at amounts, which prevailed at the date of the transaction. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations and were not significant for the years ended May 31, 2004, May 31, 2003, the five months ended May 31, 2002 or the year ended December 31, 2001.

  Research and Development and Advertising Costs

        Research and development and advertising costs are expensed as incurred. The Company does not incur any direct response advertising costs. Advertising costs were $71,000, $155,000, $20,000 and $450,000, for the years ended May 31, 2004, May 31, 2003, the five months ended May 31, 2002 and the year ended December 31, 2001.

  Income Taxes

        The Company accounts for income taxes in accordance with SFAS No.109, "Accounting for Income Taxes." SFAS No.109 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when management estimates that it is more likely than not that deferred tax assets will not be realized. The provision for income tax expense is comprised of income taxes payable for the current period, plus the net change in deferred tax amounts.

  Property and Equipment

        Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided using the straight-line basis over the estimated useful lives of property and equipment as follows:

Furniture and fixtures	5 years
Computer equipment and software	3 years

  Significant Legal Accruals

        For significant litigation matters, the Company accrues all estimated outside legal costs when the amounts become probable and estimable.

  Stock-Based Compensation

        The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 44, "Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB Opinion No. 25," issued in March 2000, to account for stock options. Under this method, compensation expense is recorded only if the current market price of the underlying stock exceeded the exercise price on the date of grant. The Company amortizes deferred employee stock-based compensation using the accelerated method prescribed by FIN No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans."

        SFAS No. 123, "Accounting for Stock-Based Compensation", established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure."

        SFAS No. 123, as amended, requires the disclosure of net earnings (loss) as if the Company had adopted the fair-value method for its stock-based compensation arrangements for employees since the inception of the Company. Such differences from the reported net earnings (loss) may not be representative of future compensation cost because options generally vest over several years and additional grants are made each year. Had the Company fully adopted the provisions of SFAS No. 123 and determined the compensation cost in accordance with SFAS No. 123, the Company's net earnings

(loss) for the years ended May 31, 2004, May 31, 2003, the five months ended May 31, 2002 and the year ended December 31, 2001 would have been as follows (in thousands):

	Year Ended May 31, 2004	Year Ended May 31, 2003	Five months Ended May 31, 2002	Year Ended December 31, 2001
Net income (loss), as reported	$3,018	$(13,379)	$(12,372)	$(19,887)
Add employee-based stock compensation included in net loss, net of tax	72	228	100	39
Deduct stock-based compensation expense determined under the fair-value method for all awards, net of tax	(179)	(264)	(138)	(325)

Pro forma net income (loss)	$2,911	$(13,415)	$(12,410)	$(20,173)

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year Ended May 31, 2004	Year Ended May 31, 2003	Five months Ended May 31, 2002	Year Ended December 31, 2001
Expected volatility	N/A	N/A	N/A	N/A
Risk-free interest rate	1.51%-3.10%	3.9%	4.5%	5.9%
Expected life	3.5 years	3.5 years	3.5 years	3.5 years
Expected dividends	0%	0%	0%	0%

        Stock, stock options, and warrants for stock issued to non-employees are accounted for at fair value in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

  Reclassifications

        Certain amounts presented in the 2003, 2002 and 2001 consolidated financial statements have been reclassified to conform to the current period's presentation.

  Goodwill and Intangible Assets

        Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and indefinite-lived intangible assets no longer be amortized, but instead be tested for impairment at least annually. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. The Company performed the required transition test at the effective date.

        In accordance with SFAS No. 142, intangible assets are identified and accounted for apart from goodwill only where they arise from either contractual or other legal rights or are separable.

        In accordance with SFAS No. 142, goodwill is tested for impairment by comparing the fair values of reporting units to their carrying values. As of May 31, 2004 and May 31, 2003, the Company's annual assessment date, the fair value of the reporting unit's goodwill exceeded its carrying value, and therefore, no impairment loss has been recognized upon adoption of SFAS No. 142.

        The Company has no identifiable intangible assets with finite lives and no intangible assets with indefinite lives other than goodwill.

        Had the company adopted the provisions of FAS 142 at December 1, 2001, the adjusted net income(loss) would have been as follows:

Year Ended Dec 31, 2001
Reported net loss	$(19,887)
Add back: Goodwill amortization	2,336

Adjusted net loss	$(17,551)

  Impairment of long-lived assets

        The Company reviews its long-lived assets, including property and equipment and intangible assets with estimable useful lives, for impairment whenever an event or change in facts and circumstances indicates that their carrying amount may not be recoverable. The Company assesses impairment of its long-lived assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company determines recoverability of the assets by comparing the carrying amount of the asset to net future undiscounted cash flows that the asset is expected to generate. The impairment recognized is the amount by which the carrying amount exceeds the fair market value of the asset. Management does not believe that there were any triggering events during the years ended May 31, 2004, May 31, 2003, the five months ended May 31, 2002 and the year ended December 31, 2001.

  Comprehensive Earnings (Loss)

        Net earnings (loss), as reported in the consolidated statements of operations, is the Company's only component of comprehensive earnings (loss) during all periods presented.

  Recently Issued Accounting Standards

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS 150"). SFAS 150 establishes how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement did not have a material effect on operating results or financial position.

NOTE 4—PROPERTY AND EQUIPMENT

        Property and equipment at May 31, 2004 and May 31, 2003 consisted of the following (in thousands):

	May 31, 2004	May 31, 2003
Furniture and fixtures	$876	1,244
Computer equipment and software	4,953	4,406

	5,829	5,650
Less accumulated depreciation	4,969	4,439

	$860	1,211

NOTE 5—DEBT

        In April 2002, the Company entered into a loan and security agreement (the Agreement) with a financial institution, which provides for a term loan of $5,000,000. The term loan bears interest at the higher of prime plus 2.25% or 7% per annum payable in monthly installments, and matures on March 4, 2005. Principal payments commenced on October 4, 2003. The Agreement is collateralized by substantially all of the Company's assets. Subsequent to May 31, 2003, the loan was repaid in full.

        In July 2003, the Company entered into a new loan and security agreement (the New Agreement) with a financial institution, which provided for a term loan of $5,000,000. The term loan bears interest at the bank's prime rate (5% as of November 30, 2004) plus 0.5% per annum payable in monthly installments, and matures on July 18, 2005. The Agreement is collateralized by substantially all of the Company's assets. The Company paid down $1,000,000 of this loan during fiscal year 2004 and has $4,000,000 outstanding as of May 31, 2004.

        The New Agreement also allows the Company to borrow against a line of credit for up to $3,500,000. The line of credit bears interest at the bank's prime rate (5% as of May 31, 2004) rate plus between 0.50% and 1.25%. The balance outstanding at May 31, 2004 was $2,075,000.

        The New Agreement contains certain restrictive financial covenants, which require the Company to maintain a minimum level of tangible net worth, a minimum quick ratio, and minimum cash flow coverage, certain level of cash (see note 3) and other items. Covenants in connection with the Agreement also require compliance with certain non-financial requirements. The Company was in compliance with all covenants at May 31, 2004.

        In connection with the New Agreement, the Company granted the lenders warrants to purchase 38,860 shares of the Company's Series G preferred stock at an exercise price of $3.86 per share (see note 6).

NOTE 6—SHAREHOLDERS' EQUITY

  Convertible Preferred Stock

        Under the Company's Articles of Incorporation, the Company's preferred stock is issuable in series and the Company's Board of Directors is authorized to determine the rights, preferences, and terms of each series.

        The following is a summary of convertible preferred stock (preferred stock) authorized, issued, and outstanding at May 31, 2004 and May 31, 2003:

	May 31, 2004
	Shares authorized	Shares issued and outstanding	Carrying value	Liquidation value	Redemption value	Earliest Redemption Date
A	1,600,000	1,599,856	$734,000	$700,000	$—	—
B	1,500,000	1,500,000	1,489,000	1,500,000	—	—
C	3,000,000	2,916,224	3,506,000	3,529,000	3,529,000	September 2005
D	3,500,000	3,135,888	8,958,000	9,000,000	9,000,000	April 2006
E	4,200,000	4,103,968	29,036,000	30,000,000	30,000,000	March 2007
F	1,162,791	1,162,791	8,500,000	8,500,000	8,500,000	March 2007
G	7,600,000	7,455,829	40,863,000	57,559,000	57,559,000	July 2006
G Warrants	—	—	133,000	—	—	—

	22,562,791	21,874,556	$93,219,000	$110,788,000	$108,588,000

	May 31, 2003
	Shares authorized	Shares issued and outstanding	Carrying value	Liquidation value	Redemption value	Earliest Redemption Date
A	1,600,000	1,599,856	$734,000	$700,000	$—	—
B	1,500,000	1,500,000	1,489,000	1,500,000	—	—
C	3,000,000	2,916,224	3,506,000	3,529,000	3,529,000	September 2005
D	3,500,000	3,135,888	8,958,000	9,000,000	9,000,000	April 2006
E	4,200,000	4,103,968	29,036,000	30,000,000	30,000,000	March 2007
F	1,162,791	1,162,791	8,500,000	8,500,000	8,500,000	March 2007
G	7,600,000	7,455,829	35,344,000	57,559,000	57,559,000	July 2006
G Warrants	—	—	133,000	—	—	—

	22,562,791	21,874,556	$87,700,000	$110,788,000	$108,588,000

  Redemption

        At any time after (a) the seventh anniversary of the applicable series issuance date, upon written request of the holders of a majority of Series C, D, E, and F preferred stock then outstanding; and (b) the fifth anniversary of the original Series G issuance date, upon written request of the holders of a majority of Series G preferred stock then outstanding, each voting as a separate class, the Company shall redeem the applicable class of the preferred stock, subject to terms as defined in the Articles of Incorporation. The redemption shall be at the original issuance price of applicable class of the preferred stock (except in the case of Series G preferred stock, for which a redemption price of 200% of the original Series G issue price is applicable), subject to adjustment, plus all declared but unpaid dividends as of the redemption date.

  Accretion

        The carrying value of the Series G preferred stock is being accreted to the redemption value using the interest method through the period of earliest redemption. The annual effective interest rate is approximately 14%. The Company recorded accretion during the years ended May 31, 2004 and May 31, 2003, the five months ended May 31, 2002 and the year ended December 31, 2001 of $5,519,000, $4,621,000, $2,067,000 and $1,380,000 respectively.

  Dividends

        The holders of the then outstanding preferred stock shall be entitled to receive, on a pari passu basis, when, as and if declared by the Board of Directors, out of any funds and assets of the Company legally available therefore, non-cumulative dividends prior and in preference to payment of any dividends on common stock in such year. Annual dividend rates for Series A, B, C, D, E, F, and G preferred stock shall be approximately $0.04, $0.08, $0.10, $0.23, $0.58, $0.58, and $0.31 per share, respectively, subject to adjustment. Through May 31, 2004, no dividends have been declared.

  Liquidation

        In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series G preferred stock shall be entitled to receive, prior and in preference to any payment or distribution of any available funds and assets of the Company to the holders of any other series of preferred or common stock, an amount per share equal to 200% of the original Series G issued price of $3.86 for each outstanding share of preferred stock, plus all declared but unpaid dividends on such shares. Thereafter, the holders of Series A, B, C, D, E, and F preferred stock shall be entitled to receive, prior and in preference to any payment or distribution of any available funds and assets of the Company of the holders of common stock, an amount per share equal to approximately $0.44, $1.00, $1.21, $2.87, $7.31, and $7.31, respectively, for each outstanding share of preferred stock plus all declared but unpaid dividends on such shares. Thereafter, the remaining available funds and assets shall be distributed pro rata among the holders of common stock.

  Mergers

        A merger, reorganization, or sale of all or substantially all of the assets of the Company in which the shareholders of the Company immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction, shall be deemed to be a liquidation, dissolution, or winding up, as defined.

  Voting

        The holder of each share of preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which each share could be converted on the record date for the vote or consent of shareholders, except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of holders of common stock.

  Conversion

        Each share of preferred stock is convertible at the option of the holder into shares of common stock. As of November 30, 2004, the conversion rate was one-to-one for Series A, B, C, D, and G preferred stock. This conversion rate was 1-to-1.0995 for Series E and F preferred stock. This conversion rate is subject to adjustment as defined in the Company's Articles of Incorporation.

        Each share of preferred stock shall automatically be converted into shares of common stock upon; (i) the closing of a firm commitment for an underwritten public offering resulting in aggregate gross proceeds of not less than $25,000,000 to the Company, and the offering price to the public per share of common stock is at least 200% of the original Series G issue price of $3.86, as adjusted for any stock dividends, combinations, splits, recapitalization, and similar corporate changes; (ii) in the case of shares of preferred stock other than Series G preferred stock, the approval of the holders of at least 66 2/3% of the outstanding shares of preferred stock; or (iii) in the case of shares of Series G preferred stock, the approval of a majority of the holders of Series G preferred stock.

  Common Stock

        Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

  Stock Option Plans, Non-Plan Grants, Warrants, and Stock Bonuses

  2001 Stock Option Plan

        As of May 31, 2004, the Company has reserved approximately 3.9 million shares of common stock for issuance under the Company's 2001 Stock Option Plan (2001 Plan). Under the 2001 Plan, the Board of Directors may issue incentive stock options to employees and nonstatutory stock options to consultants or employees of the Company. The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term, and exercise price (which cannot be less than fair market value at date of grant for incentive stock options or 85% of fair market value for nonqualified stock options). If an employee owns stock representing more than 10% of the outstanding shares, the price of each share shall be at least 110% of fair market value, as determined by the Board of Directors.

        The options are exercisable at times and increments as specified by the Board of Directors and generally expire 10 years from the date of grant.

  1997 Stock Option Plan

        As of May 31, 2004, the Company has reserved approximately 1.7 million shares of common stock for issuance under the Company's 1997 Stock Option Plan (1997 Plan). Under the 1997 Plan, the Board of Directors may issue incentive stock options to employees and nonstatutory stock options to consultants or employees of the Company. The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term, and exercise price (which cannot be less than fair market value at date of grant for incentive stock options or 85% of fair market value for nonqualified stock options). If an employee owns stock representing more than 10% of the outstanding shares, the price of each share shall be at least 110% of fair market value, as determined by the Board of Directors. The options are exercisable at times and increments as specified by the Board of Directors, and generally expire 10 years from the date of grant.

        In July 2001, the Board of Directors amended the 1997 Plan such that no additional stock options will be granted under such plan.

        All stock options issued under the 1997 Plan were exercisable immediately upon the date of grant, subject to a repurchase right for unvested options.

        In connection with the granting of stock options to purchase 2,115,232 shares of common stock under the 1997 Plan for the year ended December 31, 1999, the Company recorded aggregate unearned stock-based compensation of approximately $1,190,000 representing the difference between the fair value of the common stock and the option exercise price at date of grant. Such unearned stock-based compensation is being amortized over the vesting and modification period relating to these options. Accordingly, the Company amortized approximately $57,000, $126,000, $100,000 and $409,000, respectively, for the years ended May 31, 2004 and May 31, 2003, the five month period ended May 31 2002 and the year ended December 31, 2001.

  Coleman Stock Option Plan

        As part of an acquisition, the Company assumed the Coleman Consulting Group stock options held by the employees of CCG prior to the acquisition. On the date of acquisition, the CCG stock options were canceled and each stock option under the CCG stock plan was deemed to constitute an option to acquire on the same terms and conditions as were applicable to the CCG stock options, common stock of the Company.

        In July 2001, the Board of Directors amended the Coleman Plan such that no additional stock options will be granted under such plan.

  Non-Plan Grants

        The Company periodically grants non-plan options to the Company's directors, employees, and consultants. All Non-Plan Grant stock options were granted with exercise prices not less than $0.10 for the year ended May 31, 2004, $1.50 for the year ended May 31, 2003 and the five months ended May 31, 2002 and $0.58 for the year December 31, 2001. As of May 31, 2004 and May 31, 2003, there were options to purchase 1,400,062 and 1,586,000 shares that were issued as non-plan grants.

  Options Outstanding

        Stock options outstanding from all the above plan and non-plan grants are summarized as follows:

		Stock options outstanding
	Available for grant	Number of shares	Weighted average exercise price
Balances as of December 31, 2000	1,974,056	5,822,066	$1.27
Authorized	2,000,000	—	—
Granted	(2,659,593)	2,909,593	0.94
Exercised	—	(350,280)	0.28
Cancelled	(1,001,260)	(1,431,766)	1.27

Balances as of December 31, 2001	313,203	6,949,613	1.22

Authorized	1,854,140
Granted	(1,834,800)	1,834,800	0.50
Exercised	—	(48,593)	0.32
Forfeitures	667,604	(667,604)	1.15

Balances as of May 31, 2002	1,000,147	8,068,216	0.89

Granted	(155,250)	920,250	0.36
Exercised	—	(51,962)	0.89
Forfeitures	319,469	(1,568,996)	1.25

Balances as of May 31, 2003	1,164,366	7,367,508	0.89

Granted	(1,026,350)	1,026,350	0.05
Exercised	—	(130,514)	0.18
Forfeitures	1,027,429	(2,280,846)	1.02

Balances as of May 31, 2004	1,165,445	5,982,498	0.71

        The options outstanding and currently exercisable by exercise price as of May 31, 2004 are as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.04 - 0.15	2,003,510	8.2	$0.06	806,015	$0.08
$0.45 - 0.50	2,280,027	6.7	$0.48	2,122,608	$0.48
$0.90 - 2.50	1,698,961	6.3	$1.80	1,653,449	$1.80

Total	5,982,498	7.1	$0.71	4,582,072	$0.89

        As of May 31, 2003, the Company had 7,367,508 options outstanding at a weighted average exercise price of $0.89 of which 5,851,779 were exercisable at an average price of $0.99. No options were granted in either 2004 or 2003 with an exercise price below the estimated grant-date fair value of the Company's common stock.

  Issuance of Restricted Stock

        During the year ended May 31, 2004, the Company issued 366,059 shares of restricted stock to one of its employees. The Company accounted for the restricted stock grant using the estimated fair value of the grant. The Company recorded approximately $15,000 in stock-based compensation expense during the year ended May 31, 2004, relating to this restricted stock grant.

  Modification of Stock Options

        During the years ended May 31, 2004 and May 31, 2003, the Company made modifications to its stock option awards by changing certain terms of the original stock options. The Company accounted for the modified option using variable accounting whereby stock-based compensation for the options was re-measured on the date of modification and recorded in the consolidated statements of operations. The Company did not record stock-based compensation expense during the year ended May 31, 2004. During the year ended May 31, 2003, the company recorded approximately $102,000 in stock-based compensation expense related to these modified stock options.

  Non-employee Stock Warrants and Options

        During the year ended May 31 2004, in connection with marketing and sales advisory services provided, the Company issued stock warrants to purchase 16,600 shares of common stock to third parties. The warrants were fully vested, with a contractual term of 10 years from the date of issuance. The fair value of the stock warrants was immaterial and no expense was recorded for the period ended May 31, 2004.

        In July 2003, the Company entered into a loan agreement with a third party. As part of the agreement, the Company granted a warrant to purchase 38,860 shares of the Company's Series G preferred stock. The warrant has an expiration date of July 2010. The fair value of the stock warrants was immaterial and no expense was recorded for the period ended May 31, 2004.

        During the year ended May 31, 2003, the company granted warrants to purchase 125,000 shares of common stock valued at approximately $37,000 for the acquisition of certain assets of Onward, Inc. The Company also granted 374,997 of warrants with a fair value of approximately $34,000 to former employees of Onward as compensation for services performed for Witness. These warrants were issued in 2004.

        During the year ended May 31, 2003, in connection with marketing and sales advisory services provided, the Company issued stock warrants to purchase 61,200 shares of common stock to third parties. The warrants were fully vested, with a contractual term that ranges from 5 to 10 years from the date of issuance. The fair value of the stock warrants was immaterial and no expense was recorded for the year ended May 31, 2003.

        In April 2002, the Company entered into a loan agreement with a third party. As part of the agreement, the Company granted a warrant to purchase 38,860 shares of the Company's Series G preferred stock. The warrant has an expiration date of April 2007. The estimated fair value of the warrant of $133,484 was recorded as a discount on the debt and was amortized as interest expense in the amount of approximately $10,000 in the five month period ended May 31, 2002 and $123,000 during the year ended May 31, 2003. The fair value was estimated using the Black-Scholes option-pricing model.

        In February 2002, the company issued stock options to purchase 190,000 shares of common stock to a third party for marketing services to be provided. The stock options vest ratably over 36 months from the date of issuance. The fair value of the options of approximately $57,000 was estimated using the Black-Scholes option-pricing model and is being recognized as sales, general and administrative expense over the vesting period.

        The fair value of stock warrants and options issued to third parties was estimated at the date of each issuance using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended May 31, 2004	Year Ended May 31, 2003	Five months Ended May 31, 2002	Year Ended December 31, 2001
Expected volatility	60%	137%	137%	80%
Risk-free interest rate	3.49% - 4.15%	4.13% - 5.16%	4.13% - 5.16%	5.9%
Expected life	Term of security	Term of security	Term of security	Term of security
Expected dividends	0%	0%	0%	0%

        As of May 31, 2004 the Company has outstanding warrants to purchase 707,396 shares of common stock and 77,720 shares of Series G preferred stock, at exercise prices ranging from $0.05 to $3.86.

        As of May 31, 2003 the Company has outstanding warrants to purchase 200,799 shares of common stock and 38,860 shares of Series G preferred stock, at exercise prices ranging from $0.05 to $3.86.

NOTE 7—INCOME TAXES

        The components of the provision for income tax expense (benefit) are as follows (in thousands):

	Year ended May 31, 2004	Year ended May 31, 2003	Five months ended May 31, 2002	Year ended Dec 31, 2001
Current:
Federal	$—	$—	$—	$—
State	12	7	11	9
Foreign	13	45	—	120

Total current	25	52	11	129
Deferred:
Federal	(1,208)	—	—	—
State	(175)	—	—	—

Total deferred	(1,383)	—	—	—
Total	$(1,358)	$52	$11	$129

        Income tax expense (benefit) differed from the amounts computed by applying the federal statutory income tax rate of 34% to income (loss) before provision for income taxes as a result of the following (in thousands):

	Year ended May 31, 2004	Year ended May 31, 2003	Five months ended May 31, 2002	Year ended Dec 31, 2001
Computed "expected" tax expense (benefit)	$549	$(4,531)	$(4,203)	$(6,718)
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal income taxes	87	(536)	(467)	9
Decrease) increase in valuation allowance for deferred income tax assets	(1,301)	5,235	4,532	5,850
Income tax effect attributable to foreign operations at different rates, including foreign withholding	(395)	257	137	112
True up of prior year deferred tax assets	(286)	—	—	—
Goodwill amortization	—	—	—	699
Stock-based compensation	28	—	—	108
Research & experimentation credits	(93)	(425)	(306)	—
Other	53	52	318	69

	$(1,358)	$52	$11	$129

        The income tax effects of temporary differences that give rise to significant portions of our deferred income tax assets and liabilities are presented below (in thousands):

	Year ended May 31, 2004	Year ended May 31, 2003
Deferred tax assets:
Net operating loss carryforwards	$20,218	$18,276
Research and development credit carryforwards	2,439	2,674
Depreciation and amortization	347	635
Reserves and accruals	4,293	4,340
Foreign deferred income tax assets, principally net operating losses	838	2,118
Other	19	29

Total gross deferred tax assets	28,154	28,072
Valuation allowance	(26,771)	(28,072)

Net deferred tax asset	$1,383	$—

        The Company has provided a partial valuation allowance related to its net deferred tax asset since the Company believes it is more likely than not those assets that have a valuation allowance will not be realized. The valuation allowance decreased by $1,301,000 and increased by $5,235,000 for the twelve months ended May 31, 2004 and May 31, 2003, respectively.

        As of May 31, 2004, the Company had approximately $56,036,000 and $19,979,000 of net operating loss carry-forwards for federal and state purposes, respectively, available to offset taxable income in future years. The federal net operating loss carry-forwards begin to expire if not utilized by 2014, and the state net operating loss carry forwards begin to expire if not utilized by 2015. In addition, the Company had approximately $1,412,000 and $1,443,000 of tax credit carry-forwards for increased research expenditures for federal and state purposes, respectively. The federal increased research credits expire if not utilized by 2023 and the state increased research credits can be carried forward indefinitely. The Company also had approximately $113,000 of manufacturer's investment credit carry-forwards for state purposes, which expire if not utilized by 2014.

        Federal and state tax laws impose substantial restrictions on the utilization of net operating loss and credit carry forwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code, as amended. The Company has not yet determined whether an ownership change occurred due to significant stock transactions in each of the reporting periods disclosed. If an ownership change occurred, utilization of the net operating loss and tax credit carry-forwards could be significantly reduced.

        Deferred income taxes are not recognized for temporary differences related to investments in foreign subsidiaries when those investments are essentially permanent in duration. We are unable to estimate these deferred income taxes because it is not practicable for us to determine the amounts.

        Estimates and judgments are required in determining our worldwide income tax expense. In the ordinary course of conducting business globally, there are many transactions and calculations whose ultimate tax outcome cannot be certain. Although we believe our estimates and judgments are reasonable, no assurance can be given that the final tax outcome of these matters will not be different from what is reflected in our historical income tax provisions and accruals. Such differences could have a material impact on our income tax provision and operating results in the period in which such a determination is made.

NOTE 8—COMMITMENTS AND CONTINGENCIES

  Contingencies

        The Company is a defendant in IEX Corporation versus Blue Pumpkin Software. Inc., filed on January 11, 2001 in the Eastern District of Texas. The plaintiff is seeking unspecified damages resulting from patent infringement claims.

        On October 10, 2003, the District Court ruled that the case was without merit and dismissed it with prejudice, and awarded recovery of certain costs to the Company. The Plaintiff has appealed the District Court's ruling with the Federal Fifth Circuit Court of Appeals. As of May 31, 2003, under its significant legal accrual policy, the Company accrued $1.7 million for legal expenses associated with the IEX case.

        On February 2, 2005, the Court of Appeals in the IEX case reversed the district court's grant of summary judgment and remanded the case to the district court for further proceedings consistent with certain claim construction rulings. The district court has not yet set a schedule for such further proceedings. The Company continues to believe that it has not infringed any patent and, accordingly, is vigorously defending itself against such claims.

        The Company is involved with certain other litigation matters in the ordinary course of business and has made appropriate provision in the financial statements.

  Operating Leases

        The Company leases its facilities and certain equipment under non-cancelable operating leases. Rental expense for operating leases calculated on a straight-line basis amounted to $1,112,000 and $1,605,000 for the years ended May 31, 2004 and 2003, respectively, $822,000 for the five months ended May 31, 2002, and $1,517,000 for the year ended December 31, 2001. The Company's facility lease expired in February 2005 and the Company plans to enter into a new lease upon such expiration. As of May 31, 2004, future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

Year ending May 31,
2005	$705
2006	4
2007	1

Total minimum lease payments	$710

NOTE 9—SUBSEQUENT EVENT (UNAUDITED)

        On January 24, 2005, the Company was acquired and merged with a subsidiary of Witness Systems, Inc. ("Witness"), a global provider of performance optimization software and services. The Company became a wholly-owned subsidiary of Witness. Witness paid an aggregate of $40 million in cash and issued an aggregate of 2.1 million shares of Witness common stock to the former shareholders and certain persons who were executives or employees of the Company at the time of the Merger. Ten percent (10%) of the aggregate merger consideration will be held in escrow for one year after the closing date of the merger. The escrow period may be extended in the event that there are pending claims that are brought against the escrow fund within such one-year period. The escrow fund is available to compensate Witness, subject to certain limitations, for losses resulting from, among other things, breaches of representations, warranties or covenants in the Agreement and certain pending and potential claims and other matters specified in the Agreement.

QuickLinks

  Exhibit 99.1
BLUE PUMPKIN SOFTWARE, INC. AND SUBSIDIARIES Consolidated Balance Sheets (In thousands, except share amounts)
BLUE PUMPKIN SOFTWARE, INC. AND SUBSIDIARIES Consolidated Statements of Operations (in thousands)
BLUE PUMPKIN SOFTWARE, INC. AND SUBSIDIARIES Consolidated Statements of Shareholders' Equity (Deficit) (in thousands, except share amounts)
BLUE PUMPKIN SOFTWARE, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows (In thousands)
BLUE PUMPKIN, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS